Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SPONSORED RESEARCH CONTRACT

THIS CONTRACT, effective June 8, 2019 (hereinafter the “Effective Date”), is entered into by and between Baylor College of Medicine (hereinafter “Baylor”) and AlloVir LLC, a Delaware Corporation, with principal offices located at 2925 Richmond Ave, Suite 1274, Houston, TX 77098 (hereinafter “Sponsor”), governing research to be conducted at Baylor in the laboratory of Dr. Ann Leen (hereinafter “Principal Investigator”).

The parties agree as follows:

WITNESSETH

WHEREAS the Sponsor is interested in scientific research related to virus specific T cell manufacturing; and

WHEREAS Baylor has on its staff certain scientists and technicians who possess unique knowledge and experience in substantive fields relating to such research; and

WHEREAS the Sponsor is willing to fund such research by Baylor.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter recited, the parties do hereby agree as follows:

I.	Definitions

For purposes of this Contract, the following definitions apply:

I.I

“Affiliate(s)” shall mean any corporation or business entity which is controlled by, controls, or is under common control of the Sponsor at the time of execution of this Contract. For this purpose, the meaning of the word “control” shall include, without limitation, direct or indirect ownership of more than fifty percent (50%) of the voting shares of such corporation, or fifty percent (50%) of the ownership interests in such other business entity.

1.2

“Contract Period” shall mean the period commencing on the Effective Date of this Contract and terminating on the first anniversary of the Effective Date. This Contract may be extended for an additional term by the mutual written consent of the duly authorized representatives of Baylor and the Sponsor.

1.3	“FDA” shall mean the United States Food and Drug Administration.

1.4	“Project Research” shall mean research pertaining to AlloVir sponsored research as described more fully in Exhibit A (which is incorporated herein by reference and made part of this Contract) or such modifications of Exhibit A as may be mutually agreed upon in writing by duly authorized representatives of Baylor and the Sponsor.

1.5	“Project Funds” shall mean those funds paid by the Sponsor to Baylor for the Project Research in accordance with this Contract.

1.6	“Project Team” shall mean the Principal Investigator and the research technicians under the Principal Investigator’s direction and control who are supported in whole or in part by the Project Funds.

2.	Research

2.1	During the Contract Period, the Project Team shall conduct Project Research on behalf of the Sponsor.

2.2	During the Contract Period, the Principal Investigator and representatives of the Sponsor shall meet from time to time to discuss the planning and progress of the Project Research.

2.3

Baylor shall advise the Sponsor of the results of the Project Research and, at least once every three (3) months during the Contract Period, provide the Sponsor with written progress reports concerning the Project Research. A final written report setting forth the results achieved under and pursuant to the Project Research shall be submitted by Baylor to the Sponsor within ninety (90) days of termination of the research which is the subject of this Contract. Such final report shall include: a complete summary of the research carried out and detailed experimental protocols of the research performed in the course of the Project Research.

2.4

Baylor shall, throughout the term of this Contract, provide to the Sponsor copies of all data, Materials, and other information generated by or on behalf of the Project Team pursuant to this Contract including, without limitation, all raw data obtained as a result of studies conducted in the course of Project Research and all experimental procedures developed under the Project Research in sufficient written detail to permit the Sponsor’s personnel to employ such procedures in their own research. For clarity Materials shall mean the collection of peptides designed specifically for the Project Research hereunder.

2.5

All studies done in connection with the Project Research shall be carried out in strict compliance with any applicable federal, state, or local laws, regulations , or guidelines governing the conduct of such research.

2.6	Baylor shall promptly advise the Sponsor in respect to any changes in the personnel comprising the Project Team. If, for any reason, the Principal Investigator ceases to be associated with Baylor, or otherwise becomes unavailable to work on the Project Research, a qualified replacement scientist at Baylor shall be mutually appointed by Baylor and the Sponsor to be the Principal Investigator, or, at the Sponsor’s sole option, this Contract shall be terminated on thirty (30) days written notice.

3.	Payments

3.1

The Sponsor shall pay Baylor the Project Funds amount of Nine Hundred Ninety Nine Thousand, Nine Hundred Eighty Three ($999,983) Dollars. Payments will be quarterly on or before the beginning of the quarter.

a)	On or before the Effective Date Sponsor shall pay Baylor $249,995.75

b)	On or before the beginning of the second quarter Sponsor shall pay Baylor $249,995.75

c)	On or before the beginning of the third quarter Sponsor shall pay Baylor $249,995.75

d)	On or before the beginning of the fourth quarter Sponsor shall pay Baylor $249,995.75

3.2

In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day of the month following the date when such payment is due, calculated at the monthly rate of the sum of one percent (1%), provided that in no event shall said annual rate exceed the maximum legal interest rate for corporations. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Baylor to any other remedy, legal or equitable, to which Baylor may be entitled because of the delinquency of the payment.

3.3	Direction of Payments

Payments under the terms of this Contract shall be made via ACH or wire :

[***]

4.	Non-Disclosure Agreement and Publications

4.1

Nothing in this Contract shall be construed to limit the freedom of the Principal Investigator, physicians, research scientists, or other individuals conducting the Project Research, whether paid under this Contract or otherwise, to engage in similar research performed independently under other grants, contracts , or agreements with parties other than the Sponsor. Baylor, the Principal Investigator, and the Sponsor agree to use reasonable efforts to prevent disclosure of information under and pursuant to this Contract which is designated in writing as being “CONFIDENTIAL.”

4.2

Baylor and the Sponsor further agree that, except as provided in Section 4.3 below, they will not use, except in furtherance of this Contract, and not disclose orally, by written publication, or otherwise, any Project Research results except that such information may be disclosed insofar as such disclosure is necessary to allow either Baylor or the Sponsor, as the case may be, (i) to defend itself against litigation , (ii) to file and prosecute patent applications on any invention conceived or reduced to practice under the Project Research, or (iii) to comply with judicial decree or government action. Notwithstanding the above, such obligation of confidentiality shall not apply to information that at the time of disclosure:

(a)	is in the public domain;

(b)	has come into the public domain through no fault of Baylor;

(c)	was known to the receiving party prior to its disclosure by the disclosing party;

(d)	is disclosed by a third party not under an obligation of non-disclosure;

(e)	is required by law or legal process to be disclosed; or

(f)	written permission for disclosure has been granted to the disclosing party by Baylor or the Sponsor, as the case may be.

4.3

In the exercise of the rights of academic freedom of an educational institution and its faculty, Baylor, the Principal Investigator, and the Project Team shall have the right to publish in scientific or other journals, or to present at professional conferences or other meetings, the results of the Project Research conducted under this Contract. In order to permit the Sponsor the opportunity to request protection of patent and proprietary rights relating to the Project Research, a copy of each proposed publication shall be provided to the Sponsor thirty (30) days in advance of submission for publication to permit the Sponsor time to review the subject matter of such publication. Requests for protection of patent and proprietary rights shall be made to Baylor in writing within thirty (30) days of receipt of the proposed publication. Upon such request, Baylor shall make reasonable efforts to secure patent protection as per Section 5.2. Any final proposed publication provided to the Sponsor shall be considered as acceptable for submission for publication unless the Sponsor notifies Baylor and the Principal Investigator within thirty (30) days of receipt of the proposed publication. The Sponsor shall also receive final drafts of any proposed publication and the Sponsor shall be named in the publication as the sponsor of the Project Research or, as the case may be, the licensee of such technology. The right to review publications as set forth herein shall extend only to the work product of the Principal Investigator and the Project Team pursuant to the Project Research and not to the work product of other research conducted in the laboratories of the Principal Investigator, or member of the Project Team, or in the laboratories of other researchers at Baylor.

5.	Intellectual Property Arising form Project Research

5.1

Baylor shall have sole and exclusive ownership rights to any invention of a product, device, process, or method , whether patentable or unpatentable (a “Baylor Invention”) arising out of the Project Research subject to Section 5.3 below.

5.2

Sponsor shall have sole and exclusive ownership rights to any invention of a product, device, process, or method, whether patentable or unpatentable (an “Sponsor Invention”) where the inventor is an employee, consultant or agent of Sponsor and such invention arises out of the Project Research.

5.3

Sponsor and Baylor shall have joint ownership rights to any invention of a product, device, process, or method, whether patentable or unpatentable (an “Joint Invention”) where (I) at least one inventor is an employee, consultant or agent of Sponsor and (2) at least one inventor is an employee, consultant or agent of Baylor, and (3) such invention arises out of the Project Research.

5.4.

Baylor and Sponsor respectively acknowledge and agree that all Baylor Inventions and Baylor’ s rights in the Joint Inventions arising out of the Project Research and funded completely by Sponsor are “Subject Technology” under the Exclusive License Agreement (BCM License #41802), to which the Sponsor has an exclusive , worldwide, sublicenseable license on the terms set out in the said Exclusive License Agreement. This Section 5.3 shall survive any expiration or termination of this Agreement.

6.	Termination

6.1	This Contract shall remain in effect for the Contract Period unless terminated earlier or extended in accordance with the terms of this Contract, as outlined in Section 1.2.

6.2

In the event that either party shall be in default of any of its obligations under this Contract and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, the party not in default shall have the option of canceling this Contract by giving thirty (30) days written notice of termination to the other party.

6.3

Termination of this Contract shall not affect the rights and obligations of the parties, which shall have accrued prior to termination, including, without limitation , the confidentiality obligations set forth in Section 4.1.

7.	Indemnification

7.1

The Sponsor agrees to defend, indemnify and hold harmless Baylor , the Principal Investigator, Baylor’s trustees, officers, agents, staff, employees, students , and faculty members, and its affiliated hospitals (all such parties are hereinafter referred to collectively as the “Indemnified Parties”) from and against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including reasonable attorney’s fees and court costs), arising directly or indirectly out of the Project Research or the design, manufacture, sale or use of any embodiment or manifestation of the Project Research regardless of whether any and all such liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney’s fees and court costs) arise in whole or in part from the negligence of any of the Indemnified Parties. Notwithstanding the foregoing, the Sponsor will not be responsible for any liability, claims, lawsuits, losses, demands , damages , costs, and expenses (including attorney’s fees and court costs) which arise solely from:

(i)	the gross negligence or intentional misconduct of Baylor or the Principal Investigator; and

(ii)	actions by Baylor or the Principal Investigator m violation of applicable laws or regulations.

7.2

The Sponsor agrees to provide a diligent defense against any and all li ability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney’s fees and court costs), brought against the Indemnified Parties with respect to the subject of the indemnity contained in Section 7. I , whether such claims or actions are rightfully or wrongfully brought or fil ed.

7.3	Any Indemnified Party wishing to be indemnified as provided in Sections 7.1 and 7.2 shall:

(a)

promptly after receipt of notice of any and all liability, claims, lawsuits losses, demands, damages, costs, and expenses, or after the commencement of any action, suit, or proceeding giving rise to the right of indemnification, notify the Sponsor, in writing, of said liability, claims, la wsuits, losses, demands, damages, costs, and expenses and send to the Sponsor a copy of all papers served on the Indemnified Party; the Indemnified Party’s failure to notify the Sponsor will not relieve the Sponsor from any liability to the Indemnified Party;

(b)

permit the Sponsor to retain counsel of its choosing to represent the Indemnified Party (but in the event that the Sponsor does not select counsel to represent the Indemnified Party within ten () 0) days, the Indemnified Party may select its own counsel, the fees and all costs of which counsel will be borne by the Sponsor); and

(c)

allow the Sponsor to retain exclusive control of any such liability, claims, lawsuits, losses, demands, damages, costs, and expenses, including the right to make any settlement, except that the Sponsor will not have the right to make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties or could reasonably be expected to have a negative effect on the reputation of one of the Indemnified Parties, without the prior written consent of Baylor and the Indemnified Party involved.

8.	Insurance

During the term of this Contract, the Sponsor shall maintain in full force and effect a policy or policies of:

(i)	general liability insurance with limits of not less than $4,000,000; and

(ii)	products liability insurance with limits of not less than $4,000,000.

Such policies shall name Baylor, the Principal Investigator, Baylor’s trustees, officers, agents, staff, employees, students, and faculty members, and its affiliated hospitals as additional insureds. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to Baylor which shall provide certificates evidencing the coverage(s) maintained and specifying that Baylor will be given no less than sixty (60) days prior written notice of any change in or cancellation of such coverage(s).

10.	Independent Contractors

The Sponsor and Baylor shall at all times act as independent parties and nothing contained in this Contract shall be construed or implied to create an agency or partnership. Neither party shall have the authority to contract or incur expenses on behalf of the other except as may be expressly authorized by collateral agreements. The Principal Investigator and members of the Project Team shall not be deemed to be employees of the Sponsor.

12.	Use of Institution Name/Public Statements

12.1

The Sponsor agrees that it will not at any time during or following termination of this Contract use the name of Baylor or any other names, insignia, symbol(s) , or logotypes associated with Baylor or any variant or variants thereof or the names of the Principal Investigator or any other Baylor faculty member or employee orally or in any literature, advertising, or other materials without the prior written consent of Baylor, which consent may be withheld at Baylor’s sole discretion. Notwithstanding the foregoing, the Sponsor shall be permitted to state orally and in writing the fact that the Project Research is being conducted at Baylor under the direction of the Principal Investigator.

12.2

Baylor agrees to make no public presentations about the Project Research outside of appropriate scientific meetings, to issue no news releases about the Project Research, and neither party shall make use of the other’s name in any form of public information without the written permission of the other party.

13.	Choice of Law

Any disputes or claims arising under this Contract shall be governed by the laws of the State of Texas, Harris County, City of Houston as the site for the performance of the Project Research.

14.	Severability

If any one or more of the provisions of this Contract shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

15.	Waiver

The failure of any party hereto to insist upon strict performance of any provision of this Contract or to exercise any right hereunder will not constitute a waiver of that provision or right.

16.	Notices

Any notice or communication required or permitted to be given or made under this Contract by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by certified mail, postage prepaid, addressed to such other party at its respective address as follows:

If to the Sponsor:

(Name of representative, address, and phone number)

[***]

If to Baylor with respect to all non-technical matters:

[***]

If to Baylor with respect to technical questions:

[***]

17.	Assignment

This Contract may be assigned by the Sponsor to any parent, subsidiary, or affiliate of the Sponsor or to any successor in interest only by reason of any merger, acquisition, partnership, or license agreement with prior written notification to Baylor’s or otherwise only with Baylor’s prior written approval which shall not be unreasonably withheld. Any assignment or attempt to assign, or any delegation or attempt to delegate , in the absence of such prior written consent, shall be void and without effect. This Contract may not be assigned by Baylor.

18.	Entirety

This Contract represents the entire agreement of the parties and it expressly supersedes all previous written and oral communications between the parties. No amendment, alteration, or modification of this Contract or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both parties.

19.	Warranties

Baylor makes NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE RESULTS OF THE PROJECT RESEARCH OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PROJECT RESEARCH OR RESULTS. Baylor shall not be liable for any direct, consequential, or other damages suffered by the Sponsor or any other party as a result of the conduct of the Project Research. All warranties made or to be made in connection with the Project Research shall be made by the Sponsor thereof and none of such warranties shall directly or indirectly by implication obligate in any way Baylor, the Principal Investigator , Baylor’s trustees, officers, agents, staff, employees, students, and faculty members, and its affiliated hospitals.

IN WITNESS WHEREOF the parties hereto have cause d this Contract to be executed in duplicate counterpart origin al by their duly authorized representatives to be effective as of the Effective Date.

SPONSOR			BAYLOR COLLEGE OF MEDICINE

By:	/s/ Vikas Sinha		By:	/s/ Michael B. Dilling 07/11/2019
	Signature	Date		Signature	Date

	Vikas Sinha			Michael B. Dilling
Typed Name

	Chief Financial Officer, AlloVir Title			Executive Director, Baylor Licensing Group Office of Research

I, Ann Leen, named as Principal Investigator in this Contract , acknowledge that I have read this Contract in its entirety and that I shall use reasonable efforts to uphold my individual obligations and responsibilities set forth herein:

By:	/s/ Ann Leen 07-02-2019

Signature	Date

Ann Leen Ph.D.
Principal Investigator

EXHIBIT A

WORK SCOPE

[***]

Execution Copy

Amendment to Sponsored Research Contract

This Amendment to the Sponsored Research Contract is entered into on April 7, 2020 by and between Baylor College of Medicine (“Baylor”) having a place of business at One Baylor Plaza, Houston, TX 77030 and AlloVir LLC (“Sponsor”), having a place of business at 2925 Richmond Ave, Suite 1274, Houston, TX 77098 herein collectively referred to as the “Parties”.

The parties agree as follows:

WITNESSETH

Whereas, the Parties hereto have previously entered into a Sponsored Research Contract dated June 8, 2019 for the conduct of the project with the purpose of performing characterization and potency assessments of virus-specific T cells directed against viruses that are clinically problematic, including but not limited to Hepatitis Band human herpesvirus 8.

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter recited, the parties do hereby agree as follows:

1.

The Parties desire to amend the current Work scope and Budget in Exhibit A of the Contract to include the characterization and potency assessment of virus-specific T cells directed against viruses that are clinically problematic, including but not limited to Hepatitis B, human herpesvirus 8, and coronavirus.

2.	Term 3 of the Contract shall be revised to include additional funding in the amount of $109,429 which shall be paid on or before the execution of this Amendment.

3.	The parties agree that all of the original terms of the Contract not otherwise specifically modified by this Amendment will remain in full force and effect.

4.

The parties agree that the economic terms associated with any milestones and royalties for Licensed Products (as defined in the Agreement) associated with the work performed on coronavirus will be addressed in a contemplated amendment and restatement of the Exclusive License Agreement this is presently under review.

In Witness Whereof, the parties sign below to acknowledge t heir agreement and acceptance of the terms set forth herein.

Baylor College of Medicine	Sponsor

/s/ Michael B. Dilling	/s/ Vikas Sinha
Name: Michael B. Dilling Ph.D., CLP	Name: Vikas Sinha
Title: Director, Baylor Licensing Group	Title: Chief Financial Officer, AlloVir
Date: 4/8/2020	Date: 4/7/2020

Read and Understood by the Principal Investigator, Ann Leen Ph.D.

/s/ Ann Leen